SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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The E.W. Scripps Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT ON THE COMPENSATION OF DIRECTORS
REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT
GOVERNANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT ON STOCKHOLDER RETURN -- PERFORMANCE GRAPH
REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON THE COMPANY’S PENSION PLAN
REPORT ON CERTAIN TRANSACTIONS
PROPOSAL 2
REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS
REPORT ON SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
OTHER MATTERS
THE E. W. SCRIPPS COMPANY AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN April 15, 2004

THE E. W. SCRIPPS COMPANY

Scripps Center

312 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 15, 2004

TO THE SHAREHOLDERS OF THE E. W. SCRIPPS COMPANY

      The Annual Meeting of the Shareholders of The E. W. Scripps Company (the “Company”) will be held at the Queen City Club, Cincinnati, Ohio, on Thursday, April 15, 2004 at 10:00 a.m., local time, for the following purposes:

1.	To elect twelve persons to serve as directors for the ensuing year;

2.	To amend and restate the 1997 Long-Term Incentive Plan; and

3.	To transact such other business as may properly come before the meeting.

      The board of directors has fixed the close of business on February 10, 2004 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

      We encourage you to attend the meeting and vote your shares in person. If you plan to attend the meeting and need special assistance because of a disability, please contact the corporate secretary’s office.

      We have enclosed the 2003 Annual Report, including financial statements, and the Proxy Statement with this Notice of Annual Meeting.

      It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Registered shareholders can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may still vote your shares by marking your vote on the enclosed proxy card, signing, dating it and mailing it in the envelope provided. Returning your executed proxy card, or voting your shares using the toll-free number or the Internet, will not affect your right to attend the meeting and vote your shares in person.

      Your proxy is being solicited by the board of directors.

M. DENISE KUPRIONIS, ESQ.
Vice President
Corporate Secretary/ Director of Legal Affairs

March 15, 2004

The E. W. Scripps Company

312 Walnut Street

Cincinnati, Ohio 45202

PROXY STATEMENT

2004 ANNUAL MEETING

April 15, 2004

      This proxy statement, together with the accompanying notice of meeting, proxy card and annual report, is being mailed to shareholders on or about March 15, 2004. It is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The E. W. Scripps Company, an Ohio corporation (the “Company”), which will be held on Thursday, April 15, 2004.

      The close of business on February 10, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      On February 10, 2004 the Company had outstanding 62,662,708 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 18,369,113 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.

PROPOSAL 1

Election of Directors

      A board of twelve directors is to be elected, four by the holders of Class A Common Shares voting separately as a class and eight by the holders of Common Voting Shares voting separately as a class. In the election, the nominees receiving the greatest number of votes will be elected. All directors will hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

      Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the four directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the eight directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      The following table sets forth certain information as to each of the nominees for election to the board of directors.

		Director	Principal Occupation or Occupation/Business
Name	Age	Since	Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares
David A. Galloway (1)	60	2002	President and Chief Executive Officer of Torstar Corporation from 1988 until his retirement in May 2002 (a media company listed on the Toronto Stock Exchange).
Nicholas B. Paumgarten (2)	58	1988	Managing Director of J.P. Morgan Chase & Co. since February 1992 (an investment banking firm).
Ronald W. Tysoe (3)	50	1996	Vice Chairman since December 1997 and Vice Chairman and Chief Financial Officer from April 1990 to December 1997 of Federated Department Stores, Inc.
Julie A. Wrigley	55	1997	President and CEO of Wrigley Investments, LLC since March 1999, Chairman and CEO of Wrigley Management Inc. from 1995 through 1998, Assistant to the President/CEO of Wm. Wrigley Jr. Company from 1994 through 1998, Investment Advisor & Manager of Wrigley Family Trusts and Estates from 1977 through 1998.
Nominees for Election by Holders of Common Voting Shares
William R. Burleigh (4)	68	1990	Chairman of the Company since May 1999. Chief Executive Officer from May 1996 to September 2000, President from August 1994 to January 2000, Chief Operating Officer from May 1994 to May 1996, Executive Vice President from March 1990 through May 1994 and Senior Vice President/Newspapers and Publishing from September 1986 to March 1990.
John H. Burlingame (5)	70	1988	Retired Partner since January 2003, Active Retired Partner from January 2000 to December 2002, Senior Partner from January 1998 to December 1999, Partner from June 1997 through December 1997 and Executive Partner from 1982 through 1997 of Baker & Hostetler LLP (law firm).
Kenneth W. Lowe (6)	53	2000	President and Chief Executive Officer of the Company since October 2000, and President and Chief Operating Officer from January 2000 to September 2000. Chairman and CEO of Scripps Networks, a subsidiary of the Company, from 1994 to January 2000.
Jarl Mohn (7)	52	2002	President and Chief Executive Officer of Liberty Digital, Inc. from January 1999 to March 2002. President and CEO of E! Entertainment Television from January 1990 to December 1998.
Jeffrey Sagansky (8)	52	2003	Vice Chairman of Paxson Communications from December 2002 to August 2003. President and CEO of Paxson from 1998 to December 2002. Co-President, Sony Pictures Entertainment, from 1996 to 1998. President of CBS Entertainment 1990 to 1994.
Nackey E. Scagliotti (9)	58	1999	Chairman of the Board of Directors since May 1999 and Assistant Publisher from 1996 to May 1999 of The Union Leader Corporation (New Hampshire publisher of daily, Sunday and weekly newspapers). Former President (1999 through 2003) and Publisher (1999 and 2000) of Neighborhood Publications, Inc. (New Hampshire publisher of weekly newspapers).

		Director	Principal Occupation or Occupation/Business
Name	Age	Since	Experience for Past Five Years

Edward W. Scripps (9)(10)	45	1998	Trustee of the Scripps Howard Foundation since August 2001. Trustee of the Scripps Howard Foundation from 1994 through 1998. Vice President of Scripps Howard Foundation from 1995 through 1998. News Director at KJRH-TV, a division of a subsidiary of the Company from February 1983 through September 1993.
Paul K. Scripps (11)	58	1986	Vice President/Newspapers of the Company from November 1997 to December 2001 and Chairman from December 1989 to June 1997 of a subsidiary of the Company.

(1)	Mr. Galloway is a director of the Bank of Montreal, Toromont Industries (a Caterpillar machinery dealer and gas compression company), Harris Bankmont (a midwest bank), and Hudson’s Bay Company (a retail merchandise company).

(2)	Mr. Paumgarten is a director of Compucredit (a credit card company), Catlin Group Ltd. (a property and casualty reinsurance company) and Post Properties, Inc. (a real estate investment trust).

(3)	Mr. Tysoe is a director of Federated Department Stores, Inc. and Great American Financial Resources, Inc. (a holding company for an insurance and annuity company).

(4)	Mr. Burleigh is a director of Ohio National Financial Services Company (a mutual insurance and financial services company).

(5)	Mr. Burlingame is a trustee of The Edward W. Scripps Trust.

(6)	Mr. Lowe is a director of Fifth Third Bancorp.

(7)	Mr. Mohn is a director of LodgeNet (an in-hotel-room movie provider), CNET (a web based computer consumer electronics information service) and Game Show Network (a privately held basic cable network).

(8)	Mr. Sagansky was elected a member of the board of directors on August 29, 2003 by the members of the board of directors in accordance with the Company’s Code of Regulations. He is a director of Lion’s Gate Entertainment (an independent film production and distribution company).

(9)	Mrs. Nackey E. Scagliotti and Mr. Edward W. Scripps are first cousins and are income beneficiaries of The Edward W. Scripps Trust.

(10)	Mr. Edward W. Scripps is a director of Fusion, Inc. (a software development company).

(11)	Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See “Certain Transactions — John P. Scripps Newspapers.”

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

2003 Board and Committee Meetings

      The board held four regularly scheduled meetings and two special meetings. The following committees of the board held the number of meetings indicated: Executive, 2; Audit, 5; Compensation and Incentive Plan, 5; and Nominating & Governance, 4. Each director attended at least 75% of the meetings of the board and the committees on which he or she served.

Committees

      Executive Committee. William R. Burleigh (chairman), John H. Burlingame and Kenneth W. Lowe are the members of the executive committee which, if necessary, exercises all of the powers of the board in the management of the business and affairs of the Company between board meetings except the power to fill vacancies on the board or its committees.

      Audit Committee. Ronald W. Tysoe (chairman), Nackey E. Scagliotti and Julie A. Wrigley are the members of the audit committee, which, among other things, appoints the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the Company’s annual and quarterly financial statements. The internal and independent auditors have unrestricted access to the audit committee. The committee meets privately with each of the independent auditors, the internal auditors and management. The committee’s charter is available for review on the Company’s Web site, www.scripps.com.

      Compensation Committee. David A. Galloway (chairman), John H. Burlingame, Jarl Mohn, Edward W. Scripps and Ronald W. Tysoe are the members of the compensation committee, which oversees all compensation matters relating to the Company’s senior executives. The committee’s charter is available for review on the Company’s Web site.

      Incentive Plan Committee. David A. Galloway (chairman), Jarl Mohn and Ronald W. Tysoe, three of the Company’s independent directors, are the members of the incentive plan committee, which approves all awards under the Company’s Long-Term Incentive Plan and approves all performance based bonus awards for the Company’s senior executives. The incentive plan committee is a subcommittee of the compensation committee and meets at the same time as the compensation committee.

      Nominating & Governance Committee. John H. Burlingame (chairman), William R. Burleigh, Nicholas B. Paumgarten and Julie A. Wrigley are the members of the nominating & governance committee. The purpose of the committee is to review the size and composition of the board, to recommend nominees to the board of directors, to formulate policies of board conduct and to insure that the board adopts appropriate corporate governance standards. The committee’s charter is available for review on the Company’s Web site. The company is a “controlled” company as defined by Section 303A of the listing standards of the New York Stock Exchange and as such could avail itself of an exemption such status affords it from compliance with the Exchange’s requirements to have a majority of independent directors and an independent nominating and corporate governance committee and an independent compensation committee. The board of directors has determined that a majority of its board of directors is independent. When selecting new director nominees, the committee considers any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the board (including its size and structure) and principles of diversity. The committee will review any candidate recommended by the shareholders of the Company in light of the committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send his or her recommendation, with a description of the candidate’s qualification, to: Chairman, Nominating & Governance Committee, c/o of Ms. M. Denise Kuprionis, The E. W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202. In the past, the committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future.

REPORT ON THE COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company received an annual fee of $35,000 and an additional $2,000 for each meeting they attended of the board of directors or a committee thereof on which they served. Additionally, each director who was a committee chairman in 2003 received an annual fee of $3,000. In 2004, the annual fee for the chairman of the audit committee and the chairman of the compensation committee was increased to $9,000 and $6,000, respectively. Directors who are employees of the Company do not receive any compensation for services as directors or committee members. In his capacity as chairman of the board of directors, Mr. Burleigh receives an annual fee in the amount of $100,000.

      Upon his election as a director of the Company on August 29, 2003, Mr. Sagansky received under the Company’s Long-Term Incentive Plan a nonqualified stock option to purchase 2,500 of the Company’s Class A Common Shares. The award will be exercisable on August 29, 2004 and will remain exercisable until 2013. The exercise price is $86.12.

      Consistent with past practice, in April 2004 the non-employee directors each will receive a nonqualified stock option to purchase 5,000 of the Company’s Class A Common Shares. The option will be exercisable beginning on the first anniversary of the grant date and will remain exercisable until 2014. The exercise price will be the Fair Market Value of a Class A Common Share, as defined in the Plan, on April 15, 2004, the effective date of the award.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2004, of more than five percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name and Address	Class A		Voting
Of Beneficial Owner	Common Shares	Percent	Shares	Percent

The Edward W. Scripps Trust (1)	22,096,111	35.28%	16,040,000	87.32%
13350 Metro Parkway, Suite 301
Fort Myers, Florida
Paul K. Scripps and	615	.00%	1,616,113	8.80%
John P. Scripps Trust (2)
P. O. Box 1211
Jamul, California
Fidelity Management & Research Company (3)	5,246,590	8.38%	—	—
82 Devonshire Street
Boston, Massachusetts

(1)	Under the Trust Agreement establishing The Edward W. Scripps Trust (the “Trust”), the Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The trustees of the Trust are Charles E. Scripps, Robert P. Scripps and John H. Burlingame. The Trust will terminate upon the death of the last to survive of two persons specified in the Trust, the younger of whom is 85 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Trust and distribution of the Trust estate. See “Certain Transactions — Scripps Family Agreement.”

(2)	See footnote 5 to the table under “Security Ownership of Management.”

(3)	Fidelity Management & Research Company has filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares. The information in the table is based on the information contained in such filing for the year ended December 31, 2003.

REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT

      The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2004 by each director and each nominee for election as a director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

			Common
Name of Individual or	Class A		Voting
Number of Persons in Group	Common Shares(1)	Percent	Shares	Percent

William R. Burleigh	299,015	*	—	—
John H. Burlingame(2)	17,714	*	—	—
David A. Galloway	3,500	*	—	—
Kenneth W. Lowe	728,278	*	—	—
Jarl Mohn(3)	5,300	*	—	—
Nicholas B. Paumgarten(4)	28,250	*	—	—
Jeff Sagansky	-0-	*	—	—
Nackey E. Scagliotti	17,200	*	—	—
Edward W. Scripps	18,000	*	—	—
Paul K. Scripps(5)	5,615	*	1,616,113	8.80%
Ronald W. Tysoe	28,900	*	—	—
Julie A. Wrigley	37,072	*	—	—
Richard A. Boehne	223,216	*	—	—
Frank Gardner	211,067	*	—	—
Alan M. Horton	219,167	*	—	—
Joseph G. NeCastro	11,667	*	—	—
All directors and executive officers as a group (26 persons)(6)	31,275,488	49.93%	17,656,113	96.12%

*	Shares owned represent less than one percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the officers and directors include Class A Common Shares underlying exercisable options and options that are exercisable within 60 days of January 31, 2004, held by him or her. The shares listed do not include the balances held in any of the directors’ or officers’ phantom share accounts that are the result of an election to defer compensation under the 1997 Deferred Compensation and Stock Plan for Directors or the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Executives, respectively.

(2)	This person is a trustee of the Trust and has the power, together with the other trustees of the Trust, to vote and dispose of the 22,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

(3)	The shares for Mr. Mohn include shares held jointly with other family members and shares owned as a trustee of a family trust.

(4)	The shares listed for Mr. Paumgarten include 850 shares owned by his wife. Mr. Paumgarten disclaims beneficial ownership of such shares.

(5)	The shares listed for Mr. Paul K. Scripps include 119,520 Common Voting Shares and 408 Class A Common Shares held in various trusts for the benefit of certain relatives of Paul K. Scripps and 104 Class A Common Shares owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 Common Voting Shares held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of these trusts, holding 349,018 Common Voting Shares. He disclaims beneficial ownership of the shares held in the other four trusts.

(6)	The shares listed include the 22,096,111 Class A Common Shares and the 16,040,000 Common Voting Shares of the Company owned by the Trust.

GOVERNANCE

      All of the committees of the board of directors have amended their charters to comply with recent regulations and such charters are available for review on the Company’s Web site, www.scripps.com.

      The board of directors has approved governance guidelines which are available for review on the Company’s Web site.

      The Company adopted a Code of Business Conduct and Ethics for Financial Executives in October 2003, which is available for review on the Company’s Web site. The Company’s 1996 Statement of Policy on Ethics and Professional Conduct, which is distributed to all employees and is currently being updated, is also available for review on the Company’s Web site. It is the responsibility of the audit committee and the chief financial officer to make sure that these policies are operative and have effective reporting and enforcement mechanisms.

      The Company has not made any charitable contributions, where the amount has exceeded $1 million or 2% of such charity’s consolidated gross revenues, to any charitable organizations for which a director serves as an executive officer.

      In accordance with the Company’s corporate governance principles, the non-management directors met in executive session at least two times in 2003. The director who presides at these meetings is selected by the board of directors.

      The Company is a “controlled” company as defined by Section 303A of the listing standards of the New York Stock Exchange and as such could avail itself of an exemption such status affords it from compliance with the Exchange’s requirements to have a majority of independent directors and an independent nominating and corporate governance committee and an independent compensation committee. However, the board of directors has determined that a majority of its board of directors is independent.

      The Company does not have a policy with regard to attendance by board members at the annual meeting of shareholders. Messrs. Burleigh and Lowe were the two directors who attended the Company’s 2003 annual meeting of shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee

      The members are Mr. Ronald W. Tysoe (chairman), Ms. Nackey E. Scagliotti and Ms. Julie A. Wrigley. The board of directors of the Company has determined that none of the members of the committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the Sarbanes-Oxley Act and the listing standards of the New York Stock Exchange. The board determined that each member of the committee is financially literate as defined under the current NYSE rules and that Mr. Tysoe is an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act.

Charter

      The committee’s charter is available for review on the Company’s Web site.

Responsibilities/ Meetings

      The committee provides assistance to the board of directors in fulfilling its responsibility to shareholders, potential shareholders, and the investment community. The purpose of the committee is to assist the board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (iv) the compliance by the company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of all other responsibilities as outlined in its charter. The committee meets privately with representatives of the Company’s independent auditors, with the Company’s internal auditors and with management.

      The committee held five meetings during 2003 and, as of March 3, 2004, has had two meetings in 2004. During such meetings, management represented to the committee that the Company’s quarterly financial statements and consolidated financial statements as of and for the year ended December 31, 2003 were prepared in accordance with generally accepted accounting principles. The committee reviewed and discussed such financial statements with management and the Company’s independent auditors, Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively the “Deloitte Entities”) company’s independent auditors, and discussed such other matters deemed relevant and appropriate by the committee. The committee discussed with Deloitte Entities the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees). Deloitte Entities also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee and Deloitte Entities discussed independence and whether the auditors’ provision of non-audit services is compatible with maintaining such independence. In February 2004, the committee amended its guidelines under which the independent auditors may perform non-audit services for the Company. It is the policy of the committee that the Company notify the audit committee and obtain its approval prior to entering into any consulting contracts with Deloitte Entities.

      In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the company’s annual report on Form 10-K for the year ended December 31, 2003 be filed with the Securities and Exchange Commission.

Audit Fees

      The following table sets forth fees for all professional services rendered by Deloitte Entities to the Company for the years ended December 31, 2002 and 2003.

	2002	2003

Audit fees(1)	$920,800	$950,500
Audit related fees(2)	177,325	71,238

Total audit and audit related	1,098,125	1,021,738
Tax fees(3)	777,855	1,503,509
All other fees	–0–	–0–

Total fees(4)	$1,875,980	$2,525,247

(1)	Includes fees for quarterly reviews, accounting consultations, comfort letters, consents and audits of subsidiary companies.

(2)	Includes fees for assurance and related services including due diligence assistance and employee benefit plan audits.

(3)	Includes fees primarily for tax compliance services and for various federal and state tax planning services related to tax credits and incentives.

(4)	Includes fees for 2003 services expected to be billed in 2004.

The Audit Committee

Ronald W. Tysoe, Chairman
Nackey E. Scagliotti
Julie A. Wrigley

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

      The compensation committee of the board of directors is comprised of non-management directors. The committee establishes and oversees the Company’s executive compensation program. The members are Messrs. David A. Galloway, (chairman), John H. Burlingame, Ronald W. Tysoe, Jarl Mohn and Edward W. Scripps.

      The incentive plan committee, a subcommittee of the compensation committee, approves awards under the Company’s Long-Term Incentive Plan. Messrs. Tysoe, Galloway and Mohn are the members of the incentive plan committee. (The compensation committee and the incentive plan committee hereinafter are jointly referred to as the “Committee.”)

Overview of the Company’s Compensation Philosophy

      The Company’s compensation program is designed to reflect a pay-for-performance philosophy and competitive market practices within and outside the media industry. All of the elements of this program have been developed with the objective of enhancing the Company’s performance and maximizing value to shareholders. The specific short- and long-term compensation elements used by the Company have the goal of attracting, retaining and motivating a highly-qualified management team.

Components of the Compensation Program

      The compensation program is reviewed annually to ensure consistency with competitive practices and alignment with Company objectives. It is comprised of cash compensation, including salary and annual bonus, and grants of nonqualified stock options and restricted stock under the Company’s 1997 Long-Term Incentive Plan.

      The Company participates in various compensation surveys including the Towers Perrin Media Industry Compensation Survey, which is a well-recognized resource within the media industry. These surveys provide competitive compensation information that is the foundation for determining appropriate compensation levels.

Base Salary

      Salary levels for executive officers of the Company are targeted to be at the median of the market in comparison to their respective industry and professional peers. Salary adjustments are a function of multiple factors including: competitive market levels for comparable positions; an executive’s position responsibilities; an executive’s job performance and contributions; and the Company’s performance. The performance factors are not assigned specific weights. Rather, the Committee applies its own judgment in evaluating the aggregate impact of these factors and in making base salary determinations.

      In considering salary increases for persons other than the chief executive officer, the Committee also takes into consideration recommendations made by the chief executive officer. Actual base salaries and corresponding adjustments for the named executives during calendar year 2003 were consistent with the previously referenced philosophy. Of the named executives, only Mr. Lowe, the chief executive officer, has an employment contract with the Company.

Annual Bonus

      The purpose of the annual bonus program is to support the Company’s objective of enhancing shareholder value by directly linking incentive pay to selected financial goals. The annual bonus opportunity reflects competitive market practices and, combined with base salary, represents the total cash element of the Company’s compensation program. Two key financial performance measures — operating cash flow and earnings per share — were used in 2003. These measures represented 60% and 40%, respectively, of each named executive’s bonus opportunity. The operating cash flow targets for Messrs. Horton and Gardner were based on the performance of their respective divisions. The cash flow target for Messrs. Lowe, Boehne, and NeCastro was based on consolidated performance.

      The Company’s 2003 bonus plans for Messrs. Gardner, NeCastro and Horton provided for a target bonus opportunity of 50% of base salary. The target bonus opportunity for Mr. Boehne was 60% of base salary. It was possible for an actual bonus award to exceed or be less than the assigned target opportunity, but in no case could an executive earn greater than 150% of his target bonus amount. The operating cash flow for the Company as a whole exceeded 2003 targets. The Company also exceeded its 2003 earnings per share target.

      The bonus award typically is payable in the first quarter of the calendar year following the actual plan year, although executives may elect to defer payment of the bonus until retirement or another predetermined date.

Long-Term Incentive

      The Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the collective interests of management and shareholders. In 1987, the Company adopted its first Long-Term Incentive Plan. Upon expiration of that Plan in 1997, the Company adopted the 1997 Long-Term Incentive Plan.

      Eligible participants in the Plan include executive officers, senior corporate and operating managers, and other key corporate and operating employees. The Plan allows for several different types of stock-based awards, but only two types of awards have been granted to date — nonqualified stock options and restricted stock awards. Stock options represent a right to purchase the Company’s Class A Common Shares at the fair market value per share as of the date the option is granted. Restricted stock awards represent Class A Common Shares of the Company which are subject to forfeiture under certain circumstances. The recipient cannot sell or otherwise dispose of such shares until the applicable restriction period lapses.

      Stock Options. Annually, the Company considers whether or not to make stock option awards. Individual award amounts are predicated on an executive’s past personal achievements, his or her contributions to the business, market competitiveness associated with respective job responsibilities and his or her potential to materially build future shareholder value.

      Stock options are granted at not less than fair market value of the Company’s Class A Common Shares on the date of the grant. Stock options have value only if the share price appreciates following the date of the grant, thereby providing the incentive for participating executives to focus on the long-term financial performance of the Company.

      Each of the named executives received a nonqualified stock option award in 2003. These awards are exercisable in three equal annual installments beginning in 2004.

      Restricted Stock. Executives may be granted restricted stock awards in conjunction with, among other things, promotions or the assignment of additional responsibilities. Mr. Lowe is the only named executive to have received a restricted stock award in 2003.

Compensation of the Chief Executive Officer

      The chief executive officer’s 2003 compensation package consisted of a base salary of $925,000 and a target cash bonus opportunity of 80% of such salary ($740,000). Mr. Lowe’s bonus plan for 2003 was based on the criteria outlined above under “Annual Bonus.”

      The Company entered into a new employment contract with Mr. Lowe on June 16, 2003, for his services as President and Chief Executive Officer. This contract superceded the prior contract entered into in July of 1999. Details pertaining to Mr. Lowe’s new contract are included under “Other Transactions.”

      Mr. Lowe was awarded an option on February 26, 2003 to purchase 125,000 of the Company’s Class A Common shares in recognition of his performance in the previous calendar year.

      Pursuant to his new employment contract Mr. Lowe was issued 155,319 shares of restricted stock that vest in four (4) equal installments beginning on January 2, 2004. This award of restricted stock was granted in lieu of restricted shares that Mr. Lowe had not yet earned, but was eligible to earn under his previous employment contract.

Response to Omnibus Budget Reconciliation Act of 1993

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any one year to a company’s chief executive officer and each of its four other most highly compensated executives. Performance-based compensation, if approved by shareholders, is exempt from Section 162(m). The Company’s executive compensation plans adhere to the exemption provisions set forth by Section 162(m).

      The compensation tables that follow are intended to better enable our shareholders to understand the compensation practices of the Company. Shareholder comments may be sent to the attention of the Company’s secretary.

The Compensation Committee

David A. Galloway, Chairman
John H. Burlingame
Jarl Mohn
Edward W. Scripps
Ronald W. Tysoe

Summary Compensation Table

      The following table sets forth information regarding the compensation earned by, paid to or awarded to the Company’s chief executive officer, and each of the Company’s four other most highly compensated executive officers, during each of the Company’s last three fiscal years.

				Long-Term
				Compensation Awards
						All
		Annual		Restricted	Securities	Other
		Compensation		Stock	Underlying	Compen-
Name and				Awards(s)	Options/	sation
Principal Position	Year	Salary	Bonus	(1)	SARs(#)	(2)

Kenneth W. Lowe	2003	$925,000	$804,232	$155,319	125,000	$30,145
President and	2002	875,000	951,000	0	125,000	30,418
Chief Executive Officer (3)	2001	800,000	0	3,855,000	100,000	28,002
Richard A. Boehne	2003	$550,000	$358,644	$0	55,000	$17,397
Executive Vice President	2002	535,000	436,000	0	60,000	16,925
	2001	515,000	0	0	50,000	16,288
Frank Gardner	2003	$525,000	$351,120	$0	25,000	$3,762
Senior Vice President and	2002	525,000	383,565	0	35,000	9,262
Chairman, Scripps Networks, Inc.	2001	510,000	0	1,000,000	35,000	7,475
Alan M. Horton	2003	$535,000	$243,051	$0	40,000	$24,565
Senior Vice President/	2002	525,000	318,045	0	50,000	20,910
Newspapers	2001	510,000	0	0	45,000	20,305
Joseph G. NeCastro	2003	$425,000	$230,945	$0	30,000	$9,602
Senior Vice President
and Chief Financial Officer

(1)	The aggregate number and value of restricted share holdings for each named executive officer as of the end of 2003 were as follows: Mr. Lowe held 227,835 shares, with a value of $21,455,222; Mr. Gardner held 7,788 shares, with a value of $733,395. Dividends were paid during 2003 on shares of restricted stock held by each named executive officer at a rate of fifteen cents per share for each quarter. Messrs. Boehne, Horton and NeCastro did not hold any restricted shares at December 31, 2003. The value of the restricted shares is based on the average of the high and low closing sale prices of the Company’s shares on December 31, 2003, which was $94.17.

(2)	Represents compensation contributed pursuant to the Scripps Retirement and Investment Plan and the Scripps Executive Savings Restoration Plan, and imputed income as a result of insurance coverage exceeding $50,000 annually.

(3)	Mr. Lowe entered into an employment agreement with the Company as of June 16, 2003. The terms of this agreement are disclosed under “Other Transactions.”

Option/ SAR Grants in 2003

      The following table sets forth certain information regarding options for Class A Common Shares granted in 2003 under the Company’s Long-Term Incentive Plan to named executives who participate therein.

					Potential Realizable
	Individual Grants				Value at
					Assumed Annual
	Number of	% of Total			Rates of
	Securities	Options/			Share Price
	Underlying	SARs	Exercise		Appreciation for
	Options/SARs	Granted to	Or Base		Option Term
	Granted	Employees	Price	Expiration
Name	(#)	in 2003	($/Sh)	Date	5%($)	10%($)

Kenneth W. Lowe	125,000	11.1%	$79.97	2013	$6,286,588	$15,931,448
Richard A. Boehne	55,000	4.9%	$79.97	2013	$2,766,099	$7,009,837
Frank Gardner	25,000	2.2%	$79.97	2013	$1,257,318	$3,186,290
Alan M. Horton	40,000	3.6%	$79.97	2013	$2,011,708	$5,098,063
Joseph G. NeCastro	30,000	2.7%	$79.97	2013	$1,508,781	$3,823,548
Total awards to all employees	1,125,500	100.0%

      The following table sets forth certain information regarding the number and value of options for Class A Common Shares held by the named executives at December 31, 2003. Three executives exercised options during 2003.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			12/31/03(#)	12/31/03($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized	Unexercisable	Unexercisable

Kenneth W. Lowe	16,200	$1,210,959	322,334/241,666	$13,846,699/4,360,650
Richard A. Boehne	8,100	$586,930	158,233/111,667	$6,576,016/1,261,076
Frank Gardner	—	—	160,000/60,000	$7,041,796/793,803
Alan M. Horton	32,400	$2,294,692	171,667/88,333	$7,336,573/1,084,126
Joseph G. NeCastro	—	—	1,667/33,333	$29,905/485,794

Equity Compensation Plan Information for 2003

      The following table sets forth certain information as of December 31, 2003 for each category of equity compensation plan under which equity securities are authorized for issuance to employees and directors in exchange for consideration in the form of services.

		Weighted-	Number of securities
		average exercise	remaining available for
	Number of securities	price of	future issuance under
	to be issued upon	outstanding	equity compensation
	exercise of	options,	plans (excluding
	outstanding options,	warrants and	securities reflected in
Plan Category	warrants and rights	rights	column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,175,395	$61.97	2,733,348
Equity compensation plans not approved by security holders (1)	76,831	—	19,207
Total	5,175,395	$61.97	2,733,348

(1)	Represents 96,038 deferred stock units granted to Mr. Lowe. See “Other Transactions” for additional information.

REPORT ON STOCKHOLDER RETURN — PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total return on the Company’s Class A Common Shares, assuming an initial investment of $100 as of December 31, 1998, and based on the market prices at the end of each year and assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and an index based on a peer group of media companies.

	1998	1999	2000	2001	2002	2003

S&P 500	$100	$120	$107	$93	$72	$90

Scripps	$100	$95	$134	$142	$167	$206

Media Index	$100	$139	$117	$121	$137	$162

      The companies in the peer group index are Belo Corporation, Gannett Co. Inc., Knight Ridder, Inc., Lee Enterprises, Inc., The New York Times Company, Tribune Company, and the Washington Post Company. The index is weighted based on market capitalization. The companies included in the peer group were approved by the compensation committee.

REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. John H. Burlingame, David A. Galloway, Jarl Mohn, Edward W. Scripps and Ronald W. Tysoe are the members of the Company’s compensation committee.

      Mr. Edward W. Scripps is a general partner, holding a 5% interest, and Ms. Nackey Scagliotti holds a 7.5% general partner interest and 7.5% limited partner interest in the Jefferson Building Partnership, (the “Jefferson Partnership”) which was formed in 1984. The Albuquerque Publishing Company, which is the Company’s 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease for 2003 was approximately $1,942,894. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

      Mr. Edward W. Scripps is a member of the board of Trustees of the Scripps Howard Foundation and is a member of its executive and compensation committees.

      Mr. John H. Burlingame is a member of the executive committee of the Company’s board of directors. Mr. Burlingame is also a trustee of The Edward W. Scripps Trust and for 2004 is expected to continue to serve as a trustee. The trustees have the power to vote and dispose of the 22,096,111 Class A Common Shares and 16,040,000 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust. See “Security Ownership of Certain Beneficial Owners.”

      Mr. John H. Burlingame is a retired partner of Baker & Hostetler LLP. Baker & Hostetler served as legal counsel to the Company and to The Edward W. Scripps Trust in 2003 and is expected to provide legal services to the Company and to the Trust in 2004.

REPORT ON THE COMPANY’S PENSION PLAN

      The Company’s executive officers and substantially all other non-union employees of the Company are participants in a non-contributory defined benefit pension plan maintained by the Company (the “Pension Plan”). Contributions to the Pension Plan are based on separate actuarial computations for each business unit and are made by the business unit compensating the particular individual.

	Years of Services

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

300,000	$55,000	$73,000	$91,000	$110,000	$128,000
400,000	74,000	98,000	123,000	147,000	172,000
500,000	92,000	123,000	154,000	185,000	215,000
600,000	111,000	148,000	185,000	222,000	259,000
700,000	130,000	173,000	216,000	260,000	303,000
800,000	149,000	198,000	248,000	297,000	347,000
900,000	167,000	223,000	279,000	335,000	390,000
1,000,000	186,000	248,000	310,000	372,000	434,000
1,500,000	280,000	373,000	466,000	560,000	653,000
1,750,000	327,000	436,000	544,000	653,000	762,000
2,500,000	467,000	623,000	779,000	935,000	1,090,000

      The above table shows the annual normal retirement benefits which, absent the maximum benefit limitations (the “Benefit Limitations”) imposed by Section 415(b) of the Internal Revenue Code of 1986,

as amended (the “Code”), would be payable pursuant to the Pension Plan upon retirement at age 65 (based upon the 2003 social security integration level under the Pension Plan), pursuant to a straight life annuity option, for employees in the compensation ranges specified and under various assumptions with respect to average final annual compensation and years of credited services.

      In general, the Benefit Limitations limit the annual retirement benefits that may be paid pursuant to the Pension Plan to $160,000 (subject to further cost-of-living increases promulgated by the United States Secretary of the Treasury). The Company supplements payments under the Pension Plan with direct pension payments equal to the amount, if any, by which the benefits that otherwise would be payable under the Pension Plan exceed the benefits that are permitted to be paid under the Benefit Limitations. Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable social security integration level plus 1.25% of average final annual compensation in excess of the social security integration level, multiplied by the employee’s years of credited service. An employee’s benefits are actuarially adjusted if paid in a form other than a life annuity.

      An employee’s average final compensation is the average annual amount of his pensionable compensation (generally salary and bonus, excluding the Scripps Retirement & Investment Plan and any other annual or long-term compensation reflected in the Summary Compensation Table) for service during the five consecutive years within the last ten years of his employment for which his total compensation was greatest. The employee’s years of credited service equal the number of years of his employment with the Company (subject to certain limitations). As of December 31, 2003, the years of credited service of the individuals named in the cash compensation table were as follows: Mr. Lowe — 24; Mr. Gardner — 19; Mr. Horton — 33; Mr. Boehne — 18; Mr. NeCastro — 2.

      In May 1996, the board of directors of the Company adopted a Selected Officer Retirement Program, the purpose of which is to provide supplemental retirement benefits to certain key employees of the Company who meet the eligibility requirements. Participants in the program must be specifically designated as participants by the compensation committee. As of December 31, 2003, the Program has three retired employee participants. No active employee has been designated for participation in such plan. A participant begins to receive benefits under the plan upon retirement. The amount of the benefit is a percentage of the participant’s highest three-year average earnings subject to certain offsets and maximums.

      In December 1998, the compensation committee of the board of directors of the Company authorized adoption of an executive savings restoration plan designed to enable executives of the Company to restore savings benefits that may be lost due to tax law limitations. This plan is designed to complement the Company’s 401(k) savings and retirement plan by enabling participants to enhance savings for retirement on a pre-tax basis.

REPORT ON CERTAIN TRANSACTIONS

Scripps Family Agreement

      General. The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the “Signatories”) consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps was a son of the founder of the Company. John P. Scripps was a grandson of the founder and a nephew of Robert Paine Scripps.

      If the Trust were to have terminated as of January 31, 2004, the Signatories would have held in the aggregate approximately 93.38% of the outstanding Common Voting Shares as of such date.

      Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provi-

sions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a ten-year period after termination of the Trust and may be renewed for additional ten-year periods.

      Transfer Restrictions. No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

      Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

      Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the shareholders of the Company, will vote his Common Voting Shares in accordance with decisions reached at the meeting of the Signatories.

John P. Scripps Newspapers

      In connection with the merger in 1986 of the John P. Scripps Newspaper Group (“JPSN”) into a wholly owned subsidiary of the Company (the “JPSN Merger”), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

      JPSN Board Representation Agreement. The Edward W. Scripps Trust and John P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are shareholders of the Company have the right to designate one person to serve on the Company’s Board of directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps’ estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Shares in favor of the person designated by John P. Scripps’ children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company’s board of directors and is a nominee for election at the annual meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Shares.

      Stockholder Agreement. The former shareholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Shares received by such shareholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The Edward W. Scripps Trust or completion of a public offering of Common Voting Shares. Under the agreement, if a shareholder has received a written offer to purchase 25% or more of his Common Voting Shares, the Company has a “right of first refusal” to purchase such shares on the same terms as the offer. On the death of any of these shareholders, the Company is obligated to purchase from the shareholder’s estate a sufficient number of the Common Voting Shares of the Company to pay federal and state estate taxes attributable to all shares included in such estate; this obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a shareholder, the Company has an option to buy all Common Voting Shares of the Company owned by such shareholder. Under the agreement, stockholders owning 25% or more of the outstanding Common Voting Shares issued pursuant to the JPSN Merger may require the Company to register Common Voting Shares (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the shareholders’ expense in a public offering. In addition, the former shareholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include Common Voting Shares (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of Common Voting Shares.

Other Transactions

      For information concerning certain transactions which involve Mr. Edward W. Scripps, see “Compensation Committee Interlocks and Insider Participation.”

      Mr. John H. Burlingame is a retired partner of Baker & Hostetler LLP which provided legal services to the Company and to The Edward W. Scripps Trust (the “Trust”) in 2003 and is expected to perform such services in 2004.

      Mr. Nicholas B. Paumgarten is a managing director of J.P. Morgan Chase & Co. (“J.P. Morgan”). JPMorgan Chase Bank (an affiliate of J. P. Morgan) is a lender to the Company under its Competitive Advance/ Revolving Credit Agreement. J.P. Morgan has performed investment banking services for the Company in the past and may again perform investment banking services for the Company.

      Mr. Edward W. Scripps holds a 5% general partner interest in the Jefferson Partnership and Ms. Nackey Scagliotti holds a 15% interest (7.5% general partner interest and 7.5% limited partner interest) in such partnership. For additional information on the partnership, please refer to the “Report on Compensation Committee Interlocks and Insider Participation.”

      During 2003, the Company executive named in the following table had an outstanding loan, in excess of $60,000, made to him by the Company pursuant to the Employee Stock Purchase Loan Program. This program was designed to assist key employees in exercising stock options and was discontinued in 2002. In accordance with the then terms of the loan program, executives agreed to repay their loans within ten years of the effective date of their agreement. The interest rate for each loan was the Federal rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as of the day on which the loan was made, compounded monthly.

	Largest aggregate amount of	Loan amount outstanding	Interest
Name	indebtedness in 2003	at December 31, 2003	Rate

Alan M. Horton	$274,461	–0–	5.12%

      Mr. Kenneth W. Lowe entered into an employment agreement with the Company on June 16, 2003, pursuant to which he serves as President and Chief Executive Officer and as a member of the board of directors. The agreement continues through December 31, 2006, and thereafter renews for successive one-year terms unless terminated. During the term, Mr. Lowe is entitled to an annual salary, to be set by the Compensation Committee of the Company, that is not less than that paid to him for the immediately preceding year. Under the agreement, Mr. Lowe participates in the Company’s annual bonus plan for senior executives with an annual target bonus opportunity equal to no less than 80% of his salary. A description of Mr. Lowe’s compensation for 2003, including awards granted pursuant to his employment agreement, is included in the Compensation Committee’s report under “Compensation of the Chief Executive Officer.”

      Deferred Stock Units. In recognition of the value Mr. Lowe created in the Company’s national television networks and to provide him with an incentive to enhance the profitability of the Company in the future, Mr. Lowe received a grant of 96,038 deferred stock units in 1999 under his previous employment agreement. As of the date of the new employment agreement, 80% of these deferred stock units had matured and 76,831 Class A Common Shares of the Company had been issued in exchange for such units. On January 15, 2004, under the new employment agreement, the remaining deferred stock units matured and were exchanged for 19,207 Class A Common Shares, and Mr. Lowe received $50,706, which equals the amount of the cash dividends that would have been paid on such shares had they been outstanding between July 20, 1999 and January 15, 2004.

      Restricted Stock. In connection with the new employment agreement, the Company granted Mr. Lowe 155,319 restricted Class A Common Shares under the Company’s Incentive Plan, vesting in equal annual installments from 2004 through 2007. As of the date of this proxy statement, 38,830 such shares have vested. Furthermore, under the new agreement, 100,873 restricted Class A Common Shares granted in connection with the previous employment agreement will continue to vest in accordance with their original vesting schedules. As of the date of this proxy statement, 28,357 of such shares have vested. All restricted shares that have not vested shall be forfeited if Mr. Lowe elects Early Retirement (as defined in the Agreement) before January 1, 2007, or if the Company terminates his employment as a result of criminal conviction. If Mr. Lowe’s employment is terminated for any other reason (including a Change in Control), all restricted shares shall vest immediately.

      Termination. If the Company terminates the employment agreement for Cause (as defined in the agreement) or if Mr. Lowe terminates the agreement for any reason other than Good Reason (as defined in the agreement), or if Mr. Lowe dies, elects Normal Retirement (as defined in the agreement) or Early Retirement, or suffers Permanent Disability (as defined in the agreement), Mr. Lowe will not be entitled to any further compensation or other benefits and, except in certain circumstances, will forfeit all outstanding equity awards. If Mr. Lowe dies or suffers Permanent Disability, the Company must continue to pay Mr. Lowe (or his estate) his salary and provide him (and his family) with medical benefits for two years. If the Company terminates the agreement without Cause (as defined in the agreement) or Mr. Lowe terminates it for Good Reason (other than within two years following a Change in Control), the Company must continue to pay Mr. Lowe his salary for the greater of three years or the balance of the term remaining at the time of such termination. Also, in such event, Mr. Lowe will be entitled to receive an amount equal to the target bonus then in effect times the greater of two or the number of years remaining under the term of the agreement, and he will be entitled to all benefits for the greater of two years or the balance of the term of the agreement, subject to certain offsets.

      Change in Control. If the Company terminates the employment agreement without Cause within two years after a Change in Control or Mr. Lowe terminates it for Good Reason within such two-year period, the Company must pay him an amount equal to three times the greater of his then current salary or his salary at the highest annualized rate paid in the three calendar years prior to the date of termination and in addition an amount equal to three times the greater of 100% of his target bonus for the year of such termination or the highest annual bonus he received for the three calendar years prior to termination. Until the earliest of the third anniversary of the Change in Control termination or Mr. Lowe’s death or his securing of full-time employment which provides substantially equivalent benefits, the Company will provide Mr. Lowe and his eligible dependents with benefits substantially equivalent to those which were received immediately prior to the date of termination or a Change in Control. The Company shall also provide Mr. Lowe with reasonable outplacement services for a period of eighteen months and will reimburse him for his reasonable legal expenses in an amount not to exceed $75,000 should he have to institute legal proceedings to enforce the Change in Control provisions of the agreement. All outstanding equity awards will vest upon a Change in Control.

      Indemnification. Under the agreement, the Company is required to indemnify Mr. Lowe to the full extent permitted under Ohio law and must maintain directors and officers liability insurance covering him at a level and on terms and conditions no less favorable than the coverage the Company currently provides its directors and senior level officers.

      Legal Fees. The Company reimbursed Mr. Lowe $100,000 of the legal fees he incurred in the negotiation of the employment agreement.

      The Company employed Mr. B. Jeff Craig as its vice president and chief technology officer effective February 19, 2001. Under the terms of his employment agreement, which expired in 2003, the Company loaned Mr. Craig $300,000, to be repaid, with interest at 6% per year, by January 2004. Mr. Craig paid the first installment of his loan obligation, $134,905, in January 2003 and paid the balance of such loan in January 2004.

      The Company employed Mr. Joseph G. NeCastro as its senior vice president and chief financial officer effective May 3, 2002. To assist Mr. NeCastro in satisfying an obligation with his previous employer, the Company paid him a $661,626 signing bonus (including the gross-up for withholding taxes) and loaned him $356,905. If Mr. NeCastro voluntarily resigns within three years of his date of hire, he will be required to pay the Company $350,000 of the signing bonus. If he voluntarily resigns between three and five years of his date of hire, he will be required to pay the Company $175,000 of the signing bonus. Mr. NeCastro must repay the loan, with interest at 4.75% per year, by July 26, 2007. A portion of Mr. NeCastro’s annual performance bonus, if any, will be used to repay interest and principal on the loan. Simultaneously with such payment, the Company has agreed to pay Mr. NeCastro an additional bonus, the net amount of which will equal withholding taxes applicable to the portion of the bonus used for the loan payment. In March 2003, Mr. NeCastro repaid $80,000 of his loan balance. If his employment with the Company is terminated for any reason, all outstanding principal and accrued interest must be paid within thirty (30) days of the date of such termination. The Company has agreed to pay Mr. NeCastro two times his base salary if he is terminated before May 3, 2005 without cause or involuntarily within one year after a change in control.

PROPOSAL 2

To amend and restate the Company’s 1997 Long-Term Incentive Plan to extend the term of the Plan to June 1, 2014, to add certain provisions relating to the status of participant awards upon a subsidiary’s change in control, to eliminate noncompetition covenants, and to provide for grants of restricted stock units.

General

      There will be submitted at the annual meeting for action by the holders of Common Voting Shares a proposal to amend and restate The E. W. Scripps Company’s 1997 Long-Term Incentive Plan. The Plan amendments would, among other things, do the following: (a) extend the term of the Plan to June 1, 2014; (b) expand the definition of “Change in Control” to cover not only a change in control of the Company but, in certain circumstances, a change in control of a subsidiary or division that employs a participant; (c) eliminate noncompetition covenants which currently are conditions in certain cases to the right to exercise options after retirement; and (d) provide for grants of restricted stock units (and conversion of restricted stock awards into restricted stock units). In addition to the foregoing substantive changes, the amended and restated plan contains a number of clarifications and modifications to the provisions of the current plan to, among other things, eliminate provisions that simply restate applicable securities and tax law regulations, to bring certain procedures (such as “cashless” exercises of options) described in the Plan into conformity with the Company’s current practices, and to conform certain defined terms (such as “Cause” and “Change in Control”) to the definitions used in executive employment agreements and other executive compensation plans. The board of directors approved the amended and restated Plan on February 26, 2004.

      The Plan provides for the issuance of 9,158,700 Class A Common Shares. As of February 27, 2004, 734,934 restricted shares and options for 5,864,400 shares had been granted to directors, executive officers and key employees of the Company since implementation of the Plan in 1997. The closing sale price of the Class A Common Shares on the New York Stock Exchange on February 27, 2004 was $97.34. At that date, the aggregate market value of the shares currently subject to restricted shares and options granted and outstanding under the Plan was $509,846,673.

      The following discussion describes in more detail the material amendments proposed to be made to the Plan. This discussion is intended only to be a summary of such provisions. The entire amended and restated Plan is attached as Exhibit A to this proxy statement.

      Term of the Plan. The current Plan will expire on May 12, 2007. The amended and restated Plan will expire on June 1, 2014.

      Change in Control. Under the current Plan, restricted stock and options vest upon a Change in Control of the Company, and a change in control of a subsidiary or division alone does not trigger such vesting. Under the amended and restated Plan, a change in control of a subsidiary or division by which a participant is employed will qualify as a Change in Control. To effect the foregoing change, certain defined terms have been modified or added to the amended and restated plan and other conforming changes have been made to various other provisions of the Plan.

      Termination of Employment. The current Plan provides that options granted less than one year prior to death or disability will be forfeited. The amended and restated plan will provide that these options will vest and become exercisable upon death or disability. The current plan contains certain distinctions between options granted before 1999 and options granted after 1999 that affect the exercisability of such options after termination of employment as a result of death, disability or retirement. Under the current plan, options granted before 1999 that had vested are exercisable only for one year from the date of such a termination of employment, while options granted after 1999 are exercisable in such circumstances for the remainder of their respective terms. Under the amended and restated plan, these distinctions would be eliminated, and all options, regardless of when granted, would be exercisable for their remaining terms after a participant’s death, disability or retirement.

      Restricted Stock Units. The current Plan contains no provisions allowing for the grant of restricted stock units. The amended and restated plan would allow the Company to grant restricted stock units to participants and to permit participants to convert their restricted stock awards into restricted stock units. The Company expects that restricted stock units would be granted only to the Chief Executive Officer and the other executive officers who might be included in the compensation table in the proxy statement from time to time. Section 162(m) of the Internal Revenue Code limits the ability of the Company to deduct for tax purposes certain compensation paid to these executives in excess of $1,000,000 in a particular year. Executives who elect to defer receipt of their restricted stock awards on vesting will receive restricted stock units. Since the executive officer’s compensation attributable to the restricted stock units will be deferred until retirement, the Company may obtain a tax deduction that otherwise might not be available due to the Section 162(m) limitations.

      Noncompetition. The current Plan provides that options exercisable after retirement or voluntary resignation with the consent of the Company are forfeited if the former employee engages in competition. These noncompetition provisions conflict with certain employment agreements between a subsidiary of the Company and certain of that subsidiary’s executives. The Company also believes that it is more appropriate to deal with noncompetition covenants in contexts other than executive compensation plans. The amended and restated plan would eliminate the noncompetition covenants.

      If the proposed amendment is approved by the holders of Common Voting Shares, the Company’s incentive plan committee will from time to time consider awards for key employees and directors of the Company under the Plan. Such decisions regarding awards for key employees are in the incentive plan committee’s sole discretion. Any awards for directors will be approved by the full board.

Tax Consequences

      The following is a summary of the federal income tax consequences related to awards granted under the Plan.

      Nonqualified Stock Options. With respect to nonqualified stock options generally, (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid for the shares, and the Company is entitled to a tax deduction in the amount of ordinary income realized (provided that applicable withholding or reporting requirements are satisfied), and (c) upon disposition of the shares received upon the exercise of the option, the optionee recognizes, as either short-term or long-term capital gain (or loss), depending upon the length of time that the optionee has held the shares, income (or loss) equal to the difference between the amount realized and the fair market value of the shares on the date of exercise of the option.

      With respect to the exercise of a nonqualified stock option and the payment of the option price by the delivery of Class A Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

      Capital Gains. Under current law, capital gains are subject to the same tax rates that apply to ordinary income, except the rate on long-term capital gains may not exceed 15%. Capital losses may be utilized to offset capital gains to the extent of capital gains, and $3,000 of capital losses in excess of capital gains ($1,500 in the case of a married individual filing a separate return) is deductible against other income. To receive long-term capital gain (loss) treatment with respect to any appreciation (depreciation) in the value of the shares acquired pursuant to the Plan, the participant must hold such shares for more than one year. Shares held for one year or less will receive short-term capital gain or loss treatment.

Vote Necessary for Approval

      Under the listing standards of the New York Stock Exchange, the Company is required to obtain shareholder approval for material revisions to the terms of compensation plans that (like the Long-Term Incentive Plan) provide equity-based awards to employees or directors.

      The affirmative vote of the holders of a majority of the Common Voting Shares present or represented at the annual meeting (including abstentions) is required to approve the amended and restated Plan. Broker nonvotes are not counted as voting. The Board of Directors recommends that holders of such shares vote FOR the amended and restated Plan. It is expected that the Common Voting Shares owned by The Edward W. Scripps Trust will be voted in favor of the amended and restated Plan, thus assuring approval of Proposal 2. Proxies for Common Voting Shares solicited by the board will be voted FOR the proposal unless shareholders specify a contrary choice in their proxies.

REPORT ON SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than ten percent of the Company’s Class A Common Shares (“10% shareholders”), to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with, except that one Form 4 for one director was filed late due to a miscommunication within the Company’s phantom share notification system.

REPORT ON INDEPENDENT PUBLIC ACCOUNTANTS

      At its March 3, 2004 meeting, the audit committee of the board of directors approved the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 2004. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be available to answer questions.

REPORT ON SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Any shareholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Cincinnati, Ohio, 45202, on or before November 12, 2004, for inclusion in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders.

      If a shareholder intends to raise at the Company’s 2005 annual meeting a proposal that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before January 7, 2005. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2005 proxy statement.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

      Any shareholder wishing to communicate with the board may do so by addressing letters to the Corporate Secretary at 312 Walnut Street, Cincinnati, Ohio, 45202. All communications referring to material matters will be relayed to the directors at their next board meeting.

OTHER MATTERS

      The solicitation of proxies is made by and on behalf of the board of directors. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Class A Common Shares.

      The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting.

      The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors.”

      Under Ohio law and the Company’s Articles of Incorporation, broker non-votes for Class A Common Shares and abstaining votes for both Class A Common Shares and Common Voting Shares will not be counted in favor of, or against, election of any nominee.

      If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The board does not know of any other matters which will be presented for action at the meeting.

      A copy of the Company’s Annual Report for the year ended December 31, 2003 is enclosed.

By order of the board of directors,

M. DENISE KUPRIONIS, ESQ.
Vice President
Corporate Secretary/ Director of Legal Affairs

March 15, 2004

THE E. W. SCRIPPS COMPANY

AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
April 15, 2004

1.     Purpose.

The plan shall be known as The E. W. Scripps Company 1997 Long-Term Incentive Plan (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of The E. W. Scripps Company (the “Company”) and its subsidiaries by (i) providing directors of the Company and officers and key employees of the Company and its subsidiaries with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options (“SARs”), restricted or nonrestricted share awards, performance units, or any combination of the foregoing may be made under the Plan.

2.     Definitions.

      (a) “Affiliate” means any Person controlling or under common control with the Company or any Person of which the Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power.

      (b) “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

      (c) “Cause” means:

(i) commission of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any subsidiary;

(ii) willful failure to perform duties of employment, if such failure has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof; or

(iii) breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof.

      (d) “Change in Control” shall occur with respect to all participants in the Plan when:

(i) any Person becomes a “Beneficial Owner” of a majority of the outstanding Common Voting Shares, $.01 par value, of the Company (or shares of capital stock of the Company with comparable or unlimited voting rights), excluding, however, The Edward W. Scripps Trust (the “Trust”) and the trustees thereof, and any person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”);

(ii) the majority of the Board of Directors of the Company (the “Board”) consists of individuals other than Incumbent Directors; or

(iii) assets of the Company accounting for 90% or more of the Company’s revenues (hereinafter referred to as “substantially all of the Company’s assets”) are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the Trust or the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution);

      (e) “Change in Control” shall occur with respect to a particular participant in the Plan employed by a particular subsidiary or division of a subsidiary when:

(i) any Person, other than the Company or an Affiliate, acquires Beneficial Ownership of securities of the particular subsidiary of the Company employing the participant having at least fifty percent (50%) of the voting power of such subsidiary’s then outstanding securities; or

(ii) the particular subsidiary sells to any Person other than the Company or an Affiliate all or substantially all of the assets of the particular division thereof to which the participant is assigned.

      (f) “Disability” means a permanent disability deemed to have occurred under any Company-wide employee long-term disability plan.

      (g) “Fair Market Value” of Class A Common Shares of the Company means, with respect to the date in question, the average of the high and low sale prices of such shares on the New York Stock Exchange, or if the Company’s Class A Common Shares are not traded on such exchange, or otherwise traded publicly, the value determined, in good faith, by the Committee.

      (h) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

      (i) “Incumbent Director” means a member of the Board on April 15, 2004, provided that any person becoming a director subsequent to April 15, 2004, whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

      (j) “Nonqualified Stock Option” means any stock option other than an Incentive Stock Option.

      (k) “Person” has the meaning provided in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including a “group” (as defined in Section 13(d) of such Act).

      (l) “Retirement” means retirement as defined under the Scripps Pension Plan, or as otherwise determined by the Board of Directors of the Company.

      (m) “SARs” means stock appreciation rights.

      (n) “Scripps Pension Plan” means the Scripps Pension Plan as Amended and Restated effective January 1, 1997.

      (o) “Subsidiary” means a corporation or other entity of which outstanding shares or interests representing 50% or more of the combined voting power of such corporation or entity are owned directly or indirectly by the Company.

3.     Administration.

The Plan shall be administered by a committee consisting of at least three directors of the Company (the “Committee”). Subject to the provisions of the Plan, the Committee shall be authorized to determine the form and substance of grants made under the Plan to each participant; establish the conditions and restrictions, if any, subject to which such grants will be made or will vest; interpret the Plan; and adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be conclusive and binding on all parties, including the Company, its shareholders, and the participants in the Plan. The Committee may appoint a subcommittee of its members as permitted or appropriate under applicable laws and regulations. Such subcommittee may exercise such powers of the Committee as the Committee designates. All actions of the subcommittee shall be reported to the Committee.

4.     Shares Available for the Plan.

Subject to adjustments as provided in Section 15, an aggregate of 9,158,700 of Class A Common Shares of the Company (hereinafter referred to from time to time as “shares”) may be issued pursuant to the Plan. Such shares may be unissued or treasury shares. If any grant under the Plan expires or terminates unvested or unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, SARs in tandem therewith are exercised.

5.     Participation.

Participation in the Plan shall be limited to directors of the Company and officers and key employees of the Company and its subsidiaries, all as approved by the Committee.

Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time.

Incentive or nonqualified stock options, SARs, restricted or nonrestricted stock awards, performance units, or any combination thereof, may be granted for such number of shares as the Committee shall determine (such individuals to whom grants are made being herein referred to from time to time as “grantees”). A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such employee in that year or subsequent years.

The maximum number of shares with respect to which incentive or nonqualified options, SARs, restricted or nonrestricted stock or performance units, or any combination of the foregoing may be granted to any single individual in any one calendar year shall not exceed 500,000 shares.

6.     Incentive and Nonqualified Option Grants.

The Committee may grant from time to time to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

      (a) Price. The price per share deliverable upon the exercise of each option (“exercise price”) shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted. In the case of the grant of any Incentive Stock Option to a participant who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted.

      (b) Cash Exercise. Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment shall be made in cash or, in the discretion of the Committee, in shares previously acquired by the participant or a combination of cash and shares. The Fair Market Value of shares tendered on exercise of options shall be determined on the date of exercise.

      (c) Cashless Exercise. Options may be exercised in whole or in part upon delivery of an irrevocable written notice of exercise pursuant to any cashless exercise program that the Company offers from time to time.

      (d) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but in no event shall a Nonqualified Stock Option be exercisable more than ten years and one day from the date it is granted or an Incentive Stock Option, more than ten years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, in no event shall such option be exercisable, if required by the Code at the time of grant, more than five years from the date of the grant. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the Committee. The Committee may accelerate the time at which any option may be exercised in whole or in part. Unless otherwise provided herein, a grantee who is an employee of the Company or a subsidiary may exercise an option only if he or she is, and has continuously been since the date the option was granted, an employee of the Company or a subsidiary. Prior to the exercise of the option and delivery of the stock represented thereby, the grantee shall have no rights to any dividends or be entitled to any voting rights on any stock represented by outstanding options.

      (e) Limitations on Grants. If required by the Code at the time of grant of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the grant date) of shares for which such option is exercisable for the first time during any calendar year may not exceed $100,000.

7.     Stock Appreciation Right Grants.

      (a) Tandem SARs. The Committee shall have the authority to grant SARs in tandem with an option (“tandem SAR”) under this Plan to any grantee, either at the time of grant of an option or thereafter by amendment to an option. The exercise of an option shall result in an immediate forfeiture of its corresponding tandem SAR, and the exercise of a tandem SAR shall cause an immediate forfeiture of its corresponding option. Tandem SARs shall be subject to such other terms and conditions as the Committee may specify. A tandem SAR shall expire at the same time as the related option expires and shall be transferable only when, and under the same conditions as, the related option is transferable.

      Tandem SARs shall be exercisable only when, to the extent and on the conditions that the related option is exercisable. No tandem SAR may be exercised unless the Fair Market Value of a share on the date of exercise exceeds the exercise price of the option to which the SAR corresponds.

      Upon the exercise of a tandem SAR, the grantee shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share on the date of exercise and the exercise price of the option to which the SAR corresponds. The Committee shall decide whether such distribution shall be in cash, in shares, or in a combination thereof.

      All tandem SARs will be exercised automatically on the last day prior to the expiration date of the related option, so long as the Fair Market Value of a share on that date exceeds the exercise price of the related option.

      (b) Independent SARs. SARs may be granted by the Committee independently of options (“Independent SARs”). An Independent SAR will entitle a participant to receive, with respect to each share as to which the SAR is exercised, the excess of the Fair Market Value of a share on the date of exercise over its Fair Market Value on the date the Independent SAR was granted.

      Any exercise of an Independent SAR must be in writing, signed by the participant and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

      Each Independent SAR will be exercised automatically on the last day prior to the expiration date established by the Committee at the time of the award of such SAR.

      Payment of the amount to which a participant is entitled upon the exercise of an Independent SAR shall be made in cash or shares, or in a combination thereof, as the Committee shall determine. To the extent that payment is made in shares, the shares shall be valued at their Fair Market Value on the date of exercise of such SAR.

8.     Performance Units for Employees.

Performance units may be granted on a contingent basis to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the number of performance units so granted to a participant and the appropriate period over which performance is to be measured (“performance cycle”). Each performance unit shall have a dollar value determined by the Committee at the time of grant. The value of each unit may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. The Committee shall establish performance goals that, depending on the extent to which they are met, will determine the ultimate value of the performance unit or the number of performance units earned by participants, or both.

The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

The Committee shall determine the number of performance units that have been earned by a participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. Earned performance units may be paid out in restricted or nonrestricted shares, cash, or a combination of both, as the Committee shall determine at the time of grant or payment.

A participant must be an employee of the Company at the end of the performance cycle in order to be entitled to payment of a performance unit granted in respect of such cycle; provided, however, that, except as otherwise provided by the Committee, if a participant ceases to be an employee of the Company upon the occurrence of his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate number of performance units based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle in accordance with terms and conditions established by the Committee upon grant of a performance unit.

9.     Restricted and Nonrestricted Share Grants; Restricted Share Unit Grants.

The Committee may grant shares under the Plan to such participants and in such amounts as it determines. Each grant shall specify the applicable restrictions, if any, applicable performance measures, if any, that must be achieved for vesting, the duration of such restrictions, the time or times at which such restrictions shall lapse with respect to all or a specified number of shares or units that are part of the grant, and the terms and conditions under which a participant can earn a proportionate number of restricted shares or units in the event of his or her death, Retirement or Disability prior to the end of the period for achievement of performance measures. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any participant under the Plan. The participant will be required to deposit shares with the Company during the period of any restriction thereon and to execute a blank stock power therefor.

The Committee may grant restricted shares that are convertible into restricted share units at the election of the participant to defer receipt of such shares. The Committee may permit participants holding restricted shares granted under the Plan heretofore or hereafter to convert such shares into restricted share units if the participant elects to defer receipt of such shares. The terms and conditions of any such grant or conversion shall be approved by the Committee. Each participant who so receives restricted share units shall be eligible to receive, at the expiration of the applicable deferral period, one share for each restricted share unit, and the Company shall issue to and register in the name of each such participant a certificate for that number of shares. Participants who receive restricted share units shall have no rights as shareholders with respect to such restricted share units until such time as share certificates are issued to the participants; provided, however, that quarterly during the applicable restricted period for all restricted share units so received, the Company shall pay to each such participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares.

10.     Change in Control.

      (a) Change in Control of the Company. Upon a Change in Control of the Company, all grants made under the Plan shall become fully vested and, in the case of options, be exercisable until their respective expiration dates.

      (b) Change in Control of Subsidiary or Division Employing a Participant. Upon a Change in Control of a subsidiary or division by which a participant is employed, all of such participant’s grants shall become fully vested and, in the case of options, be exercisable until their respective expiration dates.

11.     Termination of Employment.

      (a) Employees. If a participant ceases to be an employee of the Company or any subsidiary due to death, Disability or Retirement, each of the participant’s grants shall become fully vested and, in the case of an option, be exercisable until its expiration date. Notwithstanding the foregoing, in the event of such death, Disability or Retirement, any restricted share grant or restricted share unit grant contingent on the achievement of performance measures shall vest proportionately in accordance with the terms and conditions established by the Committee upon grant of such share or unit.

      If a participant ceases to be an employee of the Company or any subsidiary due to Cause, all of his or her grants, whether or not vested, shall be forfeited, other than restricted and nonrestricted share grants that vested prior to such participant’s ceasing to be such an employee due to Cause and options or other grants that were exercised prior to such cessation.

      If a participant ceases to be an employee of the Company or any subsidiary for any reason other than as set forth in the first two paragraphs of this Section 10(a), each of his or her grants that had vested on or before the date of termination shall remain vested and, in the case of an option, be exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after its expiration date; and each of a participant’s grants that had not vested on or before the date of such termination shall be forfeited.

      Notwithstanding anything to the contrary herein, if a participant ceases to be an employee of the Company or any subsidiary for any reason other than Cause, the Committee at its sole discretion may accelerate the vesting of any grant, so that it will become fully vested as of the date of such participant’s termination of employment and in the case of an option exercisable until its expiration date.

      (b) Directors. If a participant is a director and not an officer or employee of the Company or a subsidiary, each of his or her grants shall be nonforfeitable and shall vest and, if applicable, be exercisable until its expiration date, regardless of whether or not such director continues to be a director of the Company, unless such director has been removed for cause as a director in accordance with applicable law (in which event such director shall forfeit all outstanding grants, whether vested or not, at the date of his or her removal, other than restricted or nonrestricted share grants that vested prior to such removal and options or other grants that were exercised prior to such removal).

12.     Withholding of Taxes.

The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Committee may permit participants to pay such taxes through the withholding of shares otherwise deliverable to such participant in connection with such grant or the delivery to the Company of shares otherwise acquired by the participant. The Fair Market Value of shares withheld by the Company or tendered to the Company for the satisfaction of tax withholding obligations under this section shall be determined on the date such shares are withheld or tendered. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes, provided that the Company shall not sell any such shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Exchange Act.

13.     Written Agreement.

Each participant to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

14.     Listing and Registration.

If the Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any option, SAR, performance unit, or share award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance unit paid out, or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

15.     Transfer of Employee.

Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee’s right to reemployment shall no longer be guaranteed either by law or by contract.

16.     Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants made under the Plan, and in the exercise price of outstanding options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all grants outstanding on the date of such event shall be assumed by the surviving or continuing corporation.

17.     Termination and Modification of the Plan.

The Board of Directors, with such approval of the shareholders as may be required, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that no modification, suspension or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan.

With the consent of the grantee affected thereby, and with such approval of the shareholders as may be required, the Committee may amend or modify a grant in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which (i) an option becomes exercisable, (ii) a performance unit is to be determined or paid, or (iii) restrictions on shares are to be removed.

The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

18.     Termination Date.

The Plan shall terminate at the close of business on June 1, 2014.

19.     Cash Awards.

The Committee may authorize cash awards to any participant receiving shares under the Plan in order to assist such participant in meeting his or her tax obligations with respect to such shares.

20.     Transferability.

No option, SAR, or performance unit, or any right thereunder may be transferred by a participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974, as amended) or, during his or her lifetime, to one or more members of his or her family, to one or more trusts for the benefit of one or more members of his or her family, or to a partnership or partnerships of members of his or her family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 with respect to any grant hereunder. A transferee shall be subject to all restrictions, terms and conditions applicable to the transferor-participant and shall not be entitled to transfer the particular option, SAR, performance unit or right during his or her life.

. FOLD AND DETACH HERE .
.........................................................

Vote by Telephone

Have your proxy card available when you call the toll-free number 1-866-756-9926 using a touch-tone phone. You will be prompted to enter information found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have your proxy card available when you access the website https://www.proxyvotenow.com/ssp. You will be prompted to enter information found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote. Ohio law allows proxy voting by electronic means.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC 1153, P O Box 217950, Charlotte, North Carolina 28254-3555

Vote by Telephone Call Toll-Free using a touch-tone phone 1-866-756-9926	Vote by Internet Access the Website and cast your vote https://www.proxyvotenow.com/ssp	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 5:00 P.M. Eastern Standard Time on April 14, 2004 to be counted in the final tabulation.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

PROXY FOR CLASS A COMMON SHARES

THE E. W. SCRIPPS COMPANY

This Proxy is Solicited by the Board of Directors of the Company

The undersigned hereby appoints KENNETH W. LOWE, RICHARD A. BOEHNE and M. DENISE KUPRIONIS and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meting of Shareholders of The E. W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, April 15, 2004 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

    ☐   FOR, or    ☐   WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

(01) David A. Galloway, (02) Nicholas B. Paumgarten, (03) Ronald W. Tysoe and (04) Julie A. Wrigley.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item I.

(Continued, and to be signed, on the other side.)

. FOLD AND DETACH HERE .
.........................................................

Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated March 11, 2004 is hereby acknowledged.

Dated	, 2004

(Please Date Your Proxy)

Signature of Shareholder

(Signature if Held Jointly)

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such.

. FOLD AND DETACH HERE .
.........................................................

Vote by Telephone

Have your proxy card available when you call the toll-free number 1-866-756-9926 using a touch-tone phone. You will be prompted to enter information found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have your proxy card available when you access the website https://www.proxyvotenow.com/ssp. You will be prompted to enter information found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote. Ohio law allows proxy voting by electronic means.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC 1153, P O Box 217950, Charlotte, North Carolina 28254-3555

Vote by Telephone Call Toll-Free using a touch-tone phone 1-866-756-9926	Vote by Internet Access the Website and cast your vote https://www.proxyvotenow.com/ssp	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 5:00 P.M. Eastern Standard Time on April 14, 2004 to be counted in the final tabulation.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

PROXY FOR COMMON VOTING SHARES

THE E. W. SCRIPPS COMPANY

This Proxy is Solicited by the Board of Directors of the Company

The undersigned hereby appoints KENNETH W. LOWE, RICHARD A. BOEHNE and M. DENISE KUPRIONIS and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meting of Shareholders of The E. W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Thursday, April 15, 2004 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. ☐ FOR, or    ☐ WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

(01) William R. Burleigh, (02) John H. Burlingame, (03) Kenneth W. Lowe, (04) Jarl Mohn, (05) Jeffrey Sagansky,

(06) Nackey E. Scagliotti, (07) Edward W. Scripps and (08) Paul K. Scripps.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

2. ☐ FOR, or ☐ AGAINST, or ☐	ABSTAIN WITH RESPECT TO,

amending and restating the Company’s 1997 Long-Term Incentive Plan.

3.	On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1 and FOR amending the Company’s 1997 Long-Term Incentive Plan.

(Continued, and to be signed, on the other side.)

. FOLD AND DETACH HERE .
.........................................................

Receipt of the Notice of Meeting of Shareholders and the related Proxy Statement dated March 11, 2004 is hereby acknowledged.

Dated	, 2004

(Please Date Your Proxy)

Signature of Shareholder

(Signature if Held Jointly)

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such.